QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4

[First Associations Bank Letterhead]

  Re:
  Acquisition of First Associations Bank by Pacific Premier Bank—Your Merger Consideration

Dear Shareholder of First Associations Bank:

        You were recently mailed a proxy statement/prospectus (the "Proxy Statement") relating to the FAB special meeting of shareholders being held on [                        ], 2013 (the "FAB Meeting") to consider the proposed acquisition (the "Merger") of First Associations Bank ("FAB") by Pacific Premier Bank ("Pacific Premier Bank") pursuant to an Agreement and Plan of Reorganization, dated as of October 15, 2012 (the "Merger Agreement"), among Pacific Premier Bancorp, Inc. ("Pacific Premier"), Pacific Premier Bank and FAB. The Merger is anticipated to be completed in [                        ] 2013, provided FAB shareholders approve the Merger Agreement at the FAB Meeting and certain other closing conditions are satisfied.

        Our records show that you are holding FAB common stock certificate(s) (the "Certificate(s)"). The Certificate(s) must be delivered to our exchange agent, American Stock Transfer & Trust Company, LLC (the "Exchange Agent"), before they can be exchanged for the merger consideration, as provided in the Merger Agreement (the "Merger Consideration"). To facilitate the exchange of your Certificate(s) for the Merger Consideration, we have enclosed with this letter a Letter of Transmittal, which provides you with the procedure for receiving your portion of the Merger Consideration in exchange for your Certificate(s). In order for the Exchange Agent to deliver the Merger Consideration to which you are entitled to receive for your shares of FAB common stock on or about one business day following the closing date of the Merger, the Exchange Agent must receive your Certificate(s), along with the enclosed Letter of Transmittal, properly completed and executed, no later than three business days prior to the closing date, which closing date is anticipated to be [                        ], 2013.

        As described in more detail in the Letter of Transmittal, you must complete and sign the enclosed Letter of Transmittal (including the Substitute Form W-9 contained therein) in accordance with the accompanying instructions and deliver the Letter of Transmittal, together with your Certificate(s), to the Exchange Agent by U.S. mail in the enclosed pre-addressed envelope, by hand, overnight delivery or other delivery service, or by facsimile to the address below:

If delivering by mail:	If delivering by hand, express mail, courier, or any other expedited service:	If delivering by facsimile:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department Facsimile: (718) 234-5001

        If you choose to send these items by U.S. mail rather than hand, overnight or other delivery services, we recommend that you use registered mail, properly insured, with return receipt requested. If you choose to deliver these items by facsimile, you must send your original Certificate(s) to the Exchange Agent by U.S. mail, overnight or other delivery services pursuant to the instructions above. Do not send your Certificate(s) to FAB, Pacific Premier or any third party other than the Exchange Agent.

        Please read carefully the instructions provided in the Letter of Transmittal. We ask that you surrender your Certificate(s) as soon as possible because you will not receive your Merger Consideration until you do so.

        If you have any questions, please call the Exchange Agent at (877) 248-6417 or me at (972) 701-1100.

                      Sincerely,

                      Michael A. Kowalski
                      Chairman, President and
                      Chief Executive Officer of First Associations Bank

Notice to FAB Shareholders

        This letter, together with the accompanying Letter of Transmittal, does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the Merger, Pacific Premier filed a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission ("SEC"), which contains a proxy statement of FAB and a prospectus of Pacific Premier (collectively, the "proxy statement/prospectus"). A definitive proxy statement/prospectus has been distributed to the shareholders of FAB in connection with their vote on the Merger. The Registration Statement was declared effective by the SEC on [                        ], 2013. SHAREHOLDERS OF FAB ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The definitive proxy statement/prospectus has been mailed to shareholders of FAB. Investors and security holders are able to obtain the definitive proxy statement/prospectus and the other documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Pacific Premier will be available free of charge by (1) accessing Pacific Premier's website at www.ppbi.com under the "Investor Relations" link and then under the heading "SEC Filings," (2) writing to Pacific Premier at 17901 Von Karman Ave., Suite 1200, Irvine, California 92614, Attention: Investor Relations or (3) writing to FAB at 12001 N. Central Expressway, Suite 1165, Dallas, Texas 75243, Attention: Corporate Secretary.

        The directors, executive officers and certain other members of management and employees of Pacific Premier may be deemed to be participants in the solicitation of proxies in favor of the Merger from the shareholders of FAB. Information about the directors and executive officers of Pacific Premier is included in the proxy statement for Pacific Premier's 2012 annual meeting of shareholders, which was filed with the SEC on April 16, 2012. The directors, executive officers and certain other members of management and employees of FAB may also be deemed to be participants in the solicitation of proxies in favor of the Merger from the shareholders of FAB. Information about the directors and executive officers of FAB is included in the definitive proxy statement/prospectus for the Merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the definitive proxy statement/prospectus regarding the Merger. You may obtain free copies of this document as described in the preceding paragraph.

QuickLinks

  Exhibit 99.4